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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                    THE SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                                 NATURADE, INC.

      NATURADE, INC., a Delaware corporation (the "Corporation"), pursuant to
Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board duly adopted the following resolutions:

      WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock, $0.0001 par value per share (the "Preferred Stock"), and the rights, preferences, privileges and restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, dividends, conversion, dissolution or the distribution of assets, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law; and

      WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting the series;

      NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock is hereby created and authorized to be issued in the number and series, and on the terms and with the provisions, set forth below:

      A. Designation of Series and Number of Shares. The designation of the series of Preferred Stock authorized by this resolution shall be "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). The total number of shares of Series C Preferred Stock authorized hereby shall be 21,000,000.

      B. Voting and Observation Rights.

            1. Each holder of shares of Series C Preferred Stock shall be entitled to notice of any and all meetings of the holders of the Common Stock and notice of any actions taken by the holders of the Common Stock by written consent and shall be entitled to vote on all matters presented to the holders of Common Stock on which such holders vote (excluding the election of directors by the holders of Common Stock), voting together with the holders of the Common Stock as a single class, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series C Preferred Stock could be converted at the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Fractional votes shall not, however, be permitted.

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            2. In addition to the voting rights of the Series C Preferred Stock pursuant to Section B(1) above, at any meeting held for the purpose of electing directors (or in a written consent in lieu thereof), the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series C Preferred Stock then outstanding shall constitute a quorum of the Series C Preferred Stock for the election of one director who shall be elected solely by the holders of the Series C Preferred Stock (the "Series C Director"). A vacancy in any directorship elected by the holders of the Series C Preferred Stock as provided in this Section B(2) shall be filled only by the vote or written consent of the holders of the Series C Preferred Stock.

            3. In addition to the voting rights conferred pursuant to Section B(1) above, the Corporation shall not, by merger or otherwise, without obtaining the prior written consent or affirmative vote of the holders of at least two-thirds of the shares of Series C Preferred Stock then outstanding, voting together as a single class and given by written consent in lieu of a meeting or by votes at a special meeting called for such purpose (for which written notice shall have been given to all holders of Series C Preferred Stock in the manner provided in the By-laws of the Corporation) amend, alter or repeal any provision of the Bylaws or the Certificate of Incorporation of the Corporation or this Certificate of Designations if such amendment, alteration or repeal would adversely affect the holders of the Series C Preferred Stock.

            4. For so long as it holds any Series C Preferred Stock, Health Holdings and Botanicals, LLC ("HHB") shall be entitled to notice of any and all meetings of the Board of Directors of the Corporation and to notice of any actions taken by the Board of Directors of the Corporation by written consent. In addition, a representative of HHB may attend any and all meetings of the Board of Directors of the Corporation at their expense.

      C. Liquidation. In the event the Corporation shall be Liquidated (as defined below) whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of any shares of Preferred Stock which are senior in rights of liquidation to the Series C Preferred Stock the full preferential amounts to which such holders are entitled under the terms of such Preferred Stock, the holders of Series C Preferred Stock shall be entitled to receive, prior to and in preference to any distribution to the holders of Common Stock and holders of any Preferred Stock junior to the Series C Preferred Stock, an amount per share equal to the applicable Per Share Liquidation Amount (as defined below) payable with respect to the shares of Series C Preferred Stock. As used herein, the amount of the "Per Share Liquidation Amount" for a share of Series C Preferred Stock shall be $1.00 (as adjusted for any stock splits, stock dividends, reorganizations or the like after the Issuance Date (as defined below) plus the amount of all accrued but unpaid dividends on the Series C Preferred Stock accumulated on such share of Series C Preferred Stock from the Issuance Date through the date of distribution (whether or not such dividends shall have theretofore been declared by the Board of Directors of the Corporation). If the Corporation is Liquidated and the Available Funds and Assets shall be insufficient to permit the payment to all holders of the Series C Preferred Stock of their full preferential amount described in this Section C, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding shares of Series C Preferred Stock pro rata, according to the number of outstanding shares of Series C Preferred Stock then held by each holder thereof. The Corporation shall be deemed to have been "Liquidated" upon the occurrence of (i) any liquidation, dissolution or winding up of the Corporation; (ii) any sale by the Corporation of 50% or more of its assets; or (iii) the acquisition of the Corporation by

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another entity by means of a merger, consolidation or reorganization of the
Corporation in a single transaction or series of related transactions resulting in the exchange of the outstanding shares of the Corporation for securities issued, or caused to be issued, by the acquiring corporation or its subsidiary where less than 50% of the successor corporation's voting rights, immediately after the transaction, are held by the persons who held the Corporation's voting rights immediately prior to the transaction; provided, however, that any transaction by the Corporation that may qualify under clause (ii) or (iii) above with either (A) Quincy Investments Corp. ("Quincy") pursuant to that certain Master Investment Agreement dated as of July 22, 2005 (the "Investment Agreement"), by and among the Corporation, Quincy, Health Holdings and Botanicals, LLC ("HHB"), Westgate Equity Partners, L.P. ("Westgate") and the other persons whose names appear on the signature pages thereof, or (B) Laurus Master Fund, Ltd. ("Laurus") pursuant to those certain Security and Purchase Agreement, Option Agreement and Common Stock Purchase Warrant dated as of July 22, 2005 (the "Laurus Agreements"), by and between the Corporation and Laurus, shall not be considered a Liquidation for purposes of this Section C. Other than as set forth in clauses (ii) and (iii) above, no sale of assets, merger, consolidation or reorganization shall be considered a Liquidation.

      D. Dividends. For any fiscal year in which the Corporation's pre-tax profits exceed $10,000,000, the holders of Series C Preferred Stock shall be entitled to receive a cash dividend. Such dividend shall be equal to twenty percent (20%) of the amount of pre-tax profits exceeding $10,000,000 and such amount shall be distributed to the holders of Series C Preferred Stock pro rata, according to the number of outstanding shares of Series C Preferred Stock then held by each holder thereof, within 120 days of fiscal year end.

      E. Conversion. Each share of Series C Preferred Stock shall be convertible into Common Stock upon the occurrence of either of the following events and on the terms specified in Section F below:

            1. Forced Conversion. At any time within 10 days following a period of 20 consecutive trading days for which the closing bid price of the Corporation's Common Stock equals or exceeds $1.50 per share (as adjusted for any stock splits, stock dividends, reorganizations or the like after the date hereof) for, the Corporation shall have the right to force conversion of all of the Series C Preferred Stock into shares of fully paid and non-assessable shares of Common Stock in the manner and terms as set forth in Section F below. The closing bid price shall be as reported on the Over-the-Counter Bulletin Board (or if the Corporation's Common Stock ceases trading on the Over-the-Counter Bulletin Board, such other national securities trading market in which the primary trading of the Corporation's Common Stock occurs).

            2. Optional Conversion. Each holder of any shares of Series C Preferred Stock shall have the right, at such holder's option, at any time following one year from the date of issuance of such share of Series C Preferred Stock to convert any of such shares into fully paid and non-assessable shares of Common Stock in the manner and terms as set forth in Section F below.

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      F. Terms of Conversion.

            1. Each share of Series C Preferred Stock shall be converted into such whole number of fully paid and non-assessable shares of Common Stock as is equal to the quotient obtained by dividing (A) $1.00 by (B) the then effective Series C Conversion Price. The Series C Conversion Price shall be $1.00 until adjusted in accordance with Section F(4) below. Upon conversion of a share of Series C Preferred Stock pursuant to this Section F, all accrued but unpaid dividends with respect to such share of Series C Preferred Stock will be canceled.

            2. The holder of any shares of Series C Preferred Stock may exercise the conversion right pursuant to Section E(2) above as to any part thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series C Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversions shall be deemed to have been effected on the date when such delivery is made (the "Conversion Date") and the person entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as the record holder of such Common Stock as of such date. As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section F(3) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series C Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

            3. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then current market price (as determined in accordance with Section F(4)(f) below) of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

            4. The Series C Conversion Price shall be subject to adjustment at any time and from time to time as follows:

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                  a. If the Corporation shall at any time or from time to time after the Issuance Date issue any Additional Shares of Common Stock without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issuance, the Series C Conversion Price in effect immediately prior to such issuance shall forthwith (except as otherwise provided in this Section F(4)(a)) be adjusted to a price determined by multiplying such Series C Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section F(4)(a)(iv)(A) or (B)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Series C Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section F(5)(a)(iv)(A) or (B)) plus the number of shares of such Additional Shares of Common Stock.

                  For the purposes of any adjustment of the Series C Conversion Price pursuant to this Section F(4)(a), the following provisions shall be applicable:

            (i) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts and commissions, but not legal fees or other expenses of the Corporation, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

            (ii) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation; provided, however, that the aggregate fair market value of such non-cash and cash consideration shall not exceed the current market price of the shares of Common Stock being issued;

            (iii) In the case of the issuance of Common Stock without consideration, the consideration shall be deemed to be $.0001 per share; and

            (iv) In the case of the issuance of (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                  (A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (i), (ii) and (iii) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

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                  (B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (i), (ii) and
      (iii) above);

                  (C) on any change in the exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the anti-dilution provision thereof, the applicable Series C Conversion Price shall forthwith be readjusted to such Series C Conversion Price as would have resulted had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change (or options or rights related to such securities not converted prior to such change) been made upon the basis of such change; and

                  (D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series C Conversion Price shall forthwith be readjusted to such Series C Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

                  b. If, at any time after the Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, as of the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Series C Conversion Price shall be appropriately decreased and the number of shares of Common Stock issuable on conversion of a share of Series C Preferred Stock shall be appropriately increased, in each case, in proportion to such increase in outstanding shares.

                  c. If, at any time after the Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date for such combination, the Series C Conversion Price shall be appropriately increased and the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be appropriately decreased, in each, in proportion to such decrease in outstanding shares.

                                      -6-
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                  d. In case, at any time after the Issuance Date, of any
capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person, other than a Liquidation (as defined in Section C above) and other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock, each share of Series C Preferred Stock after such reorganization, reclassification, consolidation, merger, exchange or sale or other disposition shall be convertible into the kind and number of shares of stock or other securities of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets or stock shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series C Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger, exchange or sales or other disposition had they been converted into Common Stock immediately prior to the time of such reorganization, reclassification, consolidation, merger, exchange or sale or other disposition. The provisions of this Section F(4)(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, exchanges or sales or other dispositions. In the event that any of the transactions described in this Section F(4)(d) constitutes a transaction pursuant to which the Corporation shall be Liquidated (as defined in Section C above), the provisions of Section C above shall be applied instead of the provisions of this Section F(4)(d).

                  e. All calculations under this Section F(4) shall be made to the nearest one tenth (1/10) of a share, as the case may be.

                  f. For the purpose of any computation pursuant to Section F(3) above or this Section F(4), the current market price at any date of one share of Common Stock shall be determined as follows:

                  (i) If there is an active public market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 20-day period ending three days prior to the date of determination, as reported on the Over-the-Counter Bulletin Board (or if the Corporation's Common Stock ceases trading on the Over-the-Counter bulletin Board, such other national securities trading market in which the primary trading of the Corporation's Common Stock occurs); or

                  (ii) If there is no active public market, then in good faith by the Board of Directors of the Corporation, or if such determination cannot be made, by a nationally-recognized independent investment banking firm selected mutually by the holders of at least a majority by voting power of the Series C Preferred Stock then outstanding and the Corporation (or, if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules).

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            5. In any case in which the provisions of Section F(4) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any shares of Series C Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section F(4) above; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

            6. Whenever the Series C Conversion Price shall be adjusted as provided in Section F(4) above, the Corporation shall forthwith file, at the office of the Corporation or any transfer agent designated by the Corporation for the Series C Preferred Stock, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the adjusted Series C Conversion Price. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series C Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section F(7).

            7. In the event the Corporation shall propose to take any action of the types described in Sections F(4)(a), (b), (c) or (d), or to commence a transaction in which the Corporation shall be Liquidated, the Corporation shall give notice to each holder of shares of Series C Preferred Stock in the manner set forth in this Section F(7), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series C Conversion Price then in effect and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series C Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

            8. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series C Preferred Stock.

            9. The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series C Preferred Stock.

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            10. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

            11. The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section F and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

      G. Redemption. On December 31, 2012 (the "Mandatory Redemption Date"), the Corporation shall redeem each outstanding share of Series C Preferred Stock for a redemption price equal to the applicable Per Share Redemption Price (as defined below) payable with respect to such share of Series C Preferred Stock. As used herein, the amount of the "Per Share Redemption Price" for a share of Series C Preferred Stock shall be $1.00 (as adjusted for any stock splits, stock dividends, reorganizations or the like after the date hereof) plus the amount of all accrued but unpaid dividends on the Series C Preferred Stock accumulated on such share of Series C Preferred Stock from the Original Issuance Date through the date that such share of Series C Preferred Stock shall be redeemed by the Corporation (whether or not such dividends shall have theretofore been declared by the Board of Directors of the Corporation). From and after the Mandatory Redemption Date of any share, unless there shall have been a default in payment of the aggregate Per Share Redemption Price to be paid for all shares to be redeemed on such Mandatory Redemption Date, all rights of the holders as to such shares of Series C Preferred Stock (the "Redeemable Shares"), except the right to receive the Per Share Redemption Price immediately upon surrender of their certificate or certificates, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this Corporation legally available for redemption of shares of Series C Preferred Stock on the Redemption Date are insufficient to redeem the total number of Redeemable Shares to be redeemed on such Mandatory Redemption Date, then those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the number of shares of Common Stock into which their holdings of Series C Preferred Stock are convertible as of the Mandatory Redemption Date. Until redeemed, Redeemable Shares shall remain outstanding and entitled to all the rights and preferences provided herein. At any time Redeemable Shares are outstanding, when additional funds of the Corporation are legally available for their redemption, such funds will immediately be used to redeem the remaining outstanding shares of Series C Preferred Stock that then constitute Redeemable Shares on a pro rata basis based on the number of shares of Common Stock into which each holder's Redeemable Shares may be converted. After the Mandatory Redemption Date, until all outstanding Redeemable Shares have been redeemed, the Corporation may not declare any dividends or make any other distribution to its stockholders. To the extent funds are legally available therefor, the Corporation shall pay the Redemption Price immediately upon surrender of the certificates for the Redeemable Shares.

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      H. Definitions.

      "Additional Shares of Common Stock" means all shares of Common Stock issued (or, pursuant to clauses (1) or (2) of Subparagraph (iv) of Section F(4)(a) above, deemed to be issued) by the Corporation after the Issue Date, other than Excluded Securities.

      "Available Funds and Assets" means the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders.

      "Common Stock" means the common stock, par value $0.0001 per share, of the Corporation.

      "Excluded Securities" shall mean securities issued:

                  (i) to directors, employees or consultants of the Corporation or any subsidiary thereof as a form of compensation in accordance with a plan approved by the Board of Directors and stockholders of the Corporation, other than securities issued to a person who is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of more than 5% of the Common Stock of the Corporation on an as-converted basis;

                  (ii) in connection with any merger with, or acquisition of substantially all of the assets of, or a controlling interest in, any entity, which merger or acquisition is approved by the Board of Directors of the Corporation, including the Series C Director;

                  (iii) to a strategic (non-financial) investor as part of a collaborative effort to conduct business in which the Corporation receives other consideration, including by way of entering into a joint venture or a distribution or licensing arrangement;

                  (iv) as warrants in connection with any debt financing, or on exercise of such warrants;

                  (v) upon conversion of any convertible securities now outstanding, upon exercise of any warrants issued to Quincy or HHB pursuant to the Investment Agreement or to Laurus pursuant to the Laurus Agreements, or upon exercise of any options or warrants for which an adjustment to the conversion price has previously occurred pursuant to Section F(4)(a) above; or

                  (vi) in any actions described in Subsections (b), (c) or (d) of Section F(4) above.

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      "Issuance Date" means, as to any share of Series C Preferred Stock, the date that share was first issued by the Corporation.

                      The next page is the signature page.

                                      -11-
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            IN WITNESS HEREOF, the undersigned has caused this Certificate of
Designation to be duly executed by its President this twenty-second day of July, 2005.

                                 NATURADE, INC.

                                 By /s/Bill D. Stewart
                                    Bill D. Stewart, President

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